Exhibit 1 to Form 8-K
---------------------


                   For further information contact:
                   Claire Buchan, VP Comm, (630)271-2150
                   Bruce Duncan, VP IR, (630)271-2187
                   Steve Preston, CFO, (630)271-2637


FOR IMMEDIATE RELEASE
January 26, 1999

SERVICEMASTER ACHIEVES 28TH CONSECUTIVE
YEAR OF REVENUE AND PROFIT GROWTH

DOWNERS GROVE, Illinois -- ServiceMaster (NYSE:SVM) today reported its 28th consecutive year of growth in revenue and profits. Customer level revenue, which includes revenues earned by ServiceMaster franchisees and international partners, increased 15 percent to $6.3 billion. Operating revenue for 1998 rose 19 percent to $4.7 billion. Net income of $190 million was up 16 percent over comparable 1997 income. Diluted earnings per share also rose 16 percent to $.64. For the fourth quarter, revenue was up 17 percent to $1.2 billion, net income rose 17 percent to $48 million and earnings per share increased 14 percent to $.16.

"Our results for 1998 reflect the continued strong revenue and profit growth of our Consumer Services network," said
ServiceMaster President and Chief Executive Officer Carlos Cantu.
"In the future, we will continue to build on the strength of this growing customer base by adding new service lines and expanding our market share for existing service units. In addition to achieving this record revenue and profit growth, 1998 was another year of strong growth in cash flows."

ServiceMaster Consumer Services revenue for the year increased
23 percent and exceeded $2 billion for the first time. After-tax profits were up 27 percent to $157 million, representing more than three-quarters of ServiceMaster profits for the year. TruGreen-ChemLawn posted strong revenue and profit growth, reflecting increased customer counts, improved branch efficiencies and the successful launch of the commercial landscape initiative. Terminix reported excellent increases in revenue and profits, demonstrating strong growth in both termite and pest control markets, positive reception to new service initiatives, and improved customer retention. American Home Shield posted exceptionally strong revenue and profit growth as a result of accelerated sales of warranty contracts sold through each of its distribution channels. ServiceMaster Residential and Commercial Services and Merry
Maids achieved solid gains in revenue and profits, demonstrating greater operational efficiencies and successful initiatives to bolster sales and profitability in company-owned operations. Rescue
Rooter reported solid growth as it began expansion programs in 1998.

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

ServiceMaster Management Services revenue grew seven percent to $2 billion. After-tax profits of $46 million from ongoing core operations were down one percent from 1997. Healthcare experienced success in offering bundled services to customers through vertical sales and Integrated Service. This was offset, however, by declining margins and ongoing challenges throughout the healthcare market. Education posted very solid revenue and profit increases, demonstrating record level customer retention and good overhead controls. Business & Industry achieved gains in revenues and profits, reflecting excellent sales, improved customer retention and successful integration of acquisitions.

Earlier this month, ServiceMaster announced that it had formed a strategic venture with Texas Utilities (TU) for the ownership and operation of its energy management business. The venture acquired the assets of ServiceMaster Energy Management and will be owned 85 percent by TU and 15 percent by ServiceMaster. The Company also announced it is exiting the third party management and direct operation of home health care agencies, although it will continue to provide consulting services to this market. The Energy Management transaction resulted in a pre-tax gain of $38 million, which was offset by charges relating primarily to home health care.

ServiceMaster serves more than 9 million customers in the United
States and in 38 countries around the world, with annual customer level revenue exceeding $6.3 billion. ServiceMaster is a network of quality service companies with two major operating segments, ServiceMaster Consumer
Services and ServiceMaster Management Services.

ServiceMaster Consumer Services now includes eight market-leading companies-- TruGreen-ChemLawn, Terminix, American
Home Shield, Rescue Rooter, ServiceMaster Residential and
Commercial Services, Merry Maids, AmeriSpec and Furniture Medic-
- which operate through the ServiceMaster Quality Service Network of approximately 5,800 U.S. Company-owned locations and franchised businesses.

ServiceMaster Management Services is the leading facilities management company serving health care, education, and business and industrial facilities with management of plant operations and maintenance, housekeeping, clinical equipment maintenance, food service, laundry, grounds and energy.

In accordance with the Private Securities Litigation Reform Act of 1995, the Company notes that statements that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Factors which could cause actual results to differ materially include the following (among others): weather conditions adverse to certain of the Company's Consumer Services businesses, the entry of additional competitors in any of the markets served by the Company, labor shortages, consolidation of hospitals in the healthcare market, the condition of the U.S. economy, the inability of key suppliers to achieve timely Y2K compliance in their delivery systems or the inability of the Company to make its own systems Y2K compliant, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

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

EXHIBIT 1
---------


THE SERVICEMASTER COMPANY
Consolidated Statements of Income
(In thousands, except per share data)


                         Three Months Ended     Twelve Months Ended
                            December 31,            December 31,
                          1998        1997        1998        1997
                      ----------- ----------- ----------- -----------
Operating Revenue     $ 1,224,611 $ 1,043,458 $ 4,724,119 $ 3,961,502

Operating Costs and Expenses:

Cost of services rendered
 and products sold        977,074     814,816   3,679,612   3,058,160
Selling and administra-
 tive expenses            148,531     139,761     648,085     559,409
                      ----------- ----------- ----------- -----------
Total operating costs
 and expenses           1,125,605     954,577   4,327,697   3,617,569
                      ----------- ----------- ----------- -----------
Operating Income           99,006      88,881     396,422     343,933

Non-operating Expense (Income):

Interest expense           21,901      22,689      92,945      76,447
Interest and
 investment income         (3,385)     (3,895)    (15,301)    (14,304)
Minority interest             ---       1,315         ---       7,511
                      ----------- ----------- ----------- -----------
Income before
 Income Taxes              80,490      68,772     318,778     274,279
Provision for income taxes
 (pro forma corporate form
 in 1997, see note 1)      32,524      27,784     128,786     110,809
                      ----------- ----------- ----------- -----------
Net Income (pro forma
 corporate form in
 1997, see note 1)    $    47,966 $    40,988 $   189,992 $   163,470
                      =========== =========== =========== ===========

Per Share :
 Basic (pro forma
 corporate form in
 1997, see note 1)         $ 0.16      $ 0.15      $ 0.66      $ 0.57
                          =======     =======     =======     =======
 Diluted (pro forma
 corporate form in
 1997, see note 1)         $ 0.16      $ 0.14      $ 0.64      $ 0.55
                          =======     =======     =======     =======

Number of Shares -
  Basic                   296,368     274,338     289,315     285,944
Number of Shares -
  Diluted                 305,663     288,593     298,887     299,640

Cash Distributions
 Per Share                 $ 0.09      $ 0.08      $ 0.33      $ 0.31
                          =======     =======     =======     =======
Price Range Per Share:
 High Price                $23.81      $19.50      $25.50      $19.63
 Low Price                  16.00       14.00       16.00       10.88
--------------------------------------------------------------------------------
Notes:

1.The company converted from partnership to corporate form on December 26, 1997. The results shown above for the periods ended December 31, 1997 have been restated to adjust the actual historical information to a basis that assumes that reincorporation had occurred as of the beginning of that year.

2.All share and per share data reflect the three-for-two share split effective August 26, 1998.

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

EXHIBIT 2
---------


THE SERVICEMASTER COMPANY
Condensed Consolidated Balance Sheets
(In thousands)                                           As Of
                                                 Dec. 31,      Dec. 31,
                      Assets                       1998          1997
Current Assets:                                -----------   -----------
  Cash and cash equivalents                    $    66,400   $    64,876
  Marketable securities                             54,022        59,248
  Receivables, net of allowances                   372,375       299,138
  Inventories and other current assets             177,405       170,822
                                               -----------   -----------
    Total current assets                           670,202       594,084
                                               -----------   -----------
  Intangible assets, primarily trade names and
    goodwill, net of accumulated amortization    1,884,002     1,563,309
  Property and equipment, net of accum. deprec.    212,160       158,270
  Notes receivable, l-t securities, and other      148,487       159,561
                                               -----------   -----------
    Total assets                               $ 2,914,851   $ 2,475,224
                                               ===========   ===========
              Liabilities and Equity
  Current liabilities                          $   753,697   $   558,177
  Long-term debt                                 1,076,167     1,247,845
  Other long-term obligations                      128,501       144,764
  Shareholders' equity                             956,486       524,438
                                               -----------   -----------
    Total liab. and shareholders' equity       $ 2,914,851   $ 2,475,224
                                               ===========   ===========

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

EXHIBIT 3
---------


                                                   Twelve Months Ended
Condensed Consolidated Statements of Cash Flows        December 31,
(In thousands)                                     1998          1997
                                               -----------   -----------

Cash and Cash Equivalents at January 1         $    64,876   $    72,009

Cash Flows from Operations:

Net Income                                         189,992       329,076
Adjustments to reconcile net income to net
  cash flows from operations:
  Depreciation                                      50,644        45,392
  Amortization                                      53,961        47,670
  Tax asset recorded upon reincorporation              ---       (65,000)
  Deferred 1998 tax payment                         83,000           ---
  Change in working capital, net of acquisition     26,315        14,470
  Other, net                                         1,627           281
                                               -----------   -----------
Net Cash Provided from Operations                  405,539       371,889
                                               -----------   -----------
Cash Flows from Investing Activities:
  Property additions                               (75,297)      (46,232)
  Sale of equipment and other assets                 6,941         4,134
  Business acquisitions, net of cash acquired     (222,452)     (233,689)
  Proceeds from sale of Energy Management           45,893           ---
  Net purchases of investment securities           (11,011)      (16,753)
  Notes receivable and financial investments       (10,645)       (3,593)
  Payments to sellers of acquired businesses       (10,271)       (4,723)
                                               -----------   -----------
Net Cash Used for Investing Activities            (276,842)     (300,856)
                                               -----------   -----------
Cash Flows from Financing Activities:
  Borrowings, net                                  310,190       888,528
  Payment of borrowings and other obligations     (564,448)     (160,155)
  Proceeds from stock offering                     208,561           ---
  Distributions to shareholders
    and shareholders' trust                        (75,152)     (155,883)
  Purchase of ServiceMaster stock                  (18,310)     (657,191)
  Proceeds from employee share plans                12,638         6,526
  Other                                               (652)            9
                                               -----------   -----------
Net Cash Used for Financing Activities            (127,173)      (78,166)
                                               -----------   -----------
Cash Increase (Decrease) during the Period           1,524        (7,133)
                                               -----------   -----------
Cash and Cash Equivalents at December 31       $    66,400   $    64,876
                                               ===========   ===========
~

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